Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-215763

Pricing Term Sheet

McKesson Corporation

Floating Rate Notes due 2020

1.625% Notes due 2026

Issuer:	McKesson Corporation

Ratings*:	Baa2 / BBB+ / BBB+ (all stable) (Moody’s / Fitch / S&P)

Title:	Floating Rate Notes due 2020	1.625% Notes due 2026

Size:	€250,000,000	€500,000,000

Maturity Date:	February 12, 2020	October 30, 2026

Interest Payment Dates:	February 12, May 12, August 12 and November 12 of each year, commencing May 12, 2018	October 30, of each year, commencing October 30, 2018 (short first coupon)

Interest Reset Date:	Each Interest Payment Date	N/A

Interest Reset Period:	Quarterly	N/A

Initial Interest Reset Date:	May 12, 2018	N/A

Day Count Convention:	Actual/360	Actual/Actual (ICMA)

Coupon:	Three month EURIBOR + 15 bps	1.625% per year

Minimum Interest Rate:	0.000%	N/A

Benchmark German Government Security:	N/A	DBR 0.000% due August 15, 2026

Benchmark German Government Security Price/Yield:	N/A	95.450%; 0.549%

Spread to Benchmark German Government Security:	N/A	+108.9 bps

Yield to Maturity:	N/A	1.638%

Mid-Swap Yield:	N/A	0.968%

Spread to Mid-Swap Yield:	N/A	+67 bps

Price to Public:	100.400%	99.898%

Redemption:	None (besides optional tax redemption as described in the prospectus)	Make-whole and par call (besides optional tax redemption as described in the prospectus)

Make-Whole:	N/A	Comparable Government Bond Rate +20 bps

Par Call:	N/A	Beginning July 30, 2026 at par

CUSIP:	581557 BK0	581557 BL8

ISIN:	XS1771768188	XS1771723167

Common Code:	177176818	177172316

Trade Date:	February 7, 2018

Settlement Date:	February 12, 2018 (T+3)

Global Coordinator:	Goldman Sachs & Co. LLC

Joint Book-Running Managers:	J.P. Morgan Securities plc Merrill Lynch International HSBC Securities (USA) Inc. Wells Fargo Securities International Limited

Senior Co-Managers:	Barclays Bank PLC Citigroup Global Markets Limited MUFG Securities EMEA plc

Co-Managers:

BNP Paribas

Deutsche Bank AG, London Branch

UniCredit Bank AG

Scotiabank Europe plc

The Toronto-Dominion Bank

U.S. Bancorp Investments, Inc.

Coöperatieve Rabobank U.A.

ING Bank N.V. Belgian Branch

The Williams Capital Group, L.P.

PNC Capital Markets LLC

DNB Markets, a Division of DNB Bank ASA

The Royal Bank of Scotland plc (trading as

NatWest Markets)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities plc collect at 1-212-834-4533, Merrill Lynch International toll-free at 44-207-995-3966, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 and Wells Fargo Securities International Limited toll-free at 1-800-645-3751.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

The communication of this pricing term sheet and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing term sheet relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing term sheet or any of its contents.

This pricing term sheet supplements the preliminary prospectus supplement dated February 7, 2018 and prospectus dated January 27, 2017.

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